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                                                                    EXHIBIT 10.2

                                    AMENDMENT
                                       TO
                                VOTING AGREEMENT

     This Amendment is made as of the 20th day of May, 2003 by and among AutoNation, Inc. ("AN"), the Flynn Group, Dean L. Buntrock ("Buntrock"), and PMM LKQ Investment Limited Partnership and PMM LKQ Investment Limited Partnership II (collectively, "PMM").

                                    RECITALS

     The parties hereto (AN as successor in interest of Republic Industries, Inc. and PMM as the investment vehicle of Paul M. Montrone) are parties to the Voting Agreement dated as of June 19, 1998 (a copy of which is attached hereto as Exhibit A) (the "Voting Agreement"). The parties desire to amend the Voting Agreement on the terms and subject to the conditions set forth herein. Each capitalized term used herein and not otherwise defined shall have the same meaning as in the Stockholders Agreement.

                                    COVENANTS

     1. The second sentence of Section 1 of the Voting Agreement shall be amended to read as follows: As long as any of RII, the Flynn Group, Buntrock or PMM (or its or his Affiliates) beneficially owns any capital stock of the Company (a "Stockholder"), each party hereto agrees to vote all of its shares of capital stock of the Company in favor of the election of one designee of each Stockholder to the Board of Directors of the Company.

     2. All other terms and conditions shall remain unchanged and in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

AUTONATION, INC.


By: /s/ Thomas W. Hawkins


/s/ Donald F. Flynn
Donald F. Flynn, on behalf of himself and on
   behalf of each member of the Flynn Group


/s/ Dean L. Buntrock
Dean L. Buntrock


/s/ Paul M. Meister
Paul M. Meister, on behalf of PMM